PHL_A 1087416 v 3
Prospectus Supplement No. 10                       Rule 424(b)(3) Prospectus
to Prospectus dated April 11, 1997                 Registration Number 333-22125



                        Penn Treaty American Corporation
           $74,750,000 6 1/4% Convertible Subordinated Notes Due 2003
                        2,628,340 shares of Common Stock


         This Prospectus Supplement supplements information contained in that certain Prospectus of the Company dated April 11, 1997, as supplemented by Prospectus Supplement No. 1 dated May 6, 1997, Prospectus Supplement No. 2 dated June 11, 1997, Prospectus Supplement No. 3 dated July 21, 1997, Prospectus Supplement No. 4 dated August 15, 1997, Prospectus Supplement No. 5 dated November 10, 1997, Prospectus No. 6 dated November 21, 1997, Prospectus Supplement No. 7 dated March 10, 1998, Prospectus Supplement No. 8 dated April 29, 1998 and Prospectus Supplement No. 9 dated November 13, 1998 (collectively, the "Prospectus") relating to the potential sale from time to time of up to $74,750,000 aggregate principal amount of Notes and the Common Stock issuable upon conversion thereof by the Selling Securityholders. This Prospectus Supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus, including any amendments or supplements thereto. Capitalized terms used herein but not defined have the meanings assigned to such terms in the Prospectus.

         The following table supplements the information set forth in the Prospectus under the caption "Selling Securityholders" with respect to the Selling Securityholders, the respective principal amounts of Notes beneficially owned by such Selling Securityholders and that may be sold pursuant to the Prospectus, as amended or supplemented:


                                                        Principal
                                                         Amount
                                                        of Notes                         Number of
                                                      Beneficially                      Conversion
                                                        Owned and       Percent of        Shares
                                                        That May        Outstanding      That May
                    Name (1)                             Be Sold           Notes        Be Sold (2)
                    --------                          -------------     -----------     -----------

NMS Services, Inc. ..............................     $ 4,300,000        5.75%           151,195

------------------

(1) The information set forth herein is as of January 29, 1999, and will be updated as required. Certain of the holders share investment power with their respective investment advisors.
(2) Assumes conversion of the full amount of Notes held by such holder at the initial rate of $28.44 in principal amount of Notes per share of Common Stock.



           The date of this Prospectus Supplement is February 9, 1999